Exhibit 99.2

Comdisco Plan of Reorganization Confirmed by Bankruptcy Court; Company Set to Emerge From Chapter 11 in August 2002 Mishler Appointed Chief Executive Officer, New Board of Directors Named

Rosemont, IL- July, 31 2002 - Comdisco, Inc., (OTC:CDSOQ) announced today that its First Amended Plan of Reorganization has been approved by the United States Bankruptcy Court for the Northern District of Illinois and that more than 98 percent of the creditors and stockholders who voted on the Plan have voted for its confirmation. The company said that it expects the Plan to become effective during the week of August 12, 2002.

The company also announced that Ronald C. Mishler, 41, has been appointed chief executive officer of the newly reorganized company, effective immediately. Mishler, who joined Comdisco in July 2001 as a senior vice president and treasurer, had been serving as president and chief operating officer since April 26, 2002. Norman P. Blake, who had been serving as chairman and chief executive officer since he joined Comdisco in March 2001, will remain as non-executive chairman until the Effective Date of the Plan.

The company also said that the following individuals have been named to serve on the Board of Directors of the newly reorganized Comdisco: Ronald
C. Mishler, (chairman), Jeffrey A. Brodsky, Robert M. Chefitz, William A. McIntosh and Randolph I. Thornton. On the Effective Date, they will succeed all of the former directors of the company.

The amended Plan provides for an up to three-year orderly wind down of the company's remaining assets. The distribution of the net proceeds realized from such runoff, as well as the cash accumulated to date, are anticipated to result in an approximately 90% recovery to creditors. Common stockholders will share in the net proceeds realized, beginning at 3 percent of the remaining net proceeds once creditors realize 85 percent recovery, and scaling up to a 37 percent recovery in any remaining net proceeds once the creditors realize 100 percent on their claims. Both Comdisco's Official Committee of Unsecured Creditors and Equity Committee supported confirmation of the Plan.

"We are very pleased to have completed our reorganization process," said Ronald Mishler, chief executive officer. "As we emerge from Chapter 11 reorganization, our focus will be on maximizing the value of the company's assets over the next three years. We have a team of extremely talented people dedicated to that goal."

Since its Chapter 11 filing in July 2001, Comdisco sold its availability services unit to SunGard Data Systems, Inc; the majority of its electronics, lab and scientific, and healthcare leasing assets to divisions of GE Capital Corporation, and certain leasing assets in Australia and New Zealand to Allco International Ltd. "The interests of Comdisco's stakeholders have been well-served. The company sold those units that were viable and inherently profitable through an efficient auction process," said Norm Blake, non-executive chairman.

Comdisco said that it expects an initial distribution to its stakeholders will be made prior to the close of its current fiscal year, which ends on September 30, 2002.


About Comdisco
Comdisco provides technology services to help its customers maximize technology functionality and predictability, while freeing them from the complexity of managing their technology. The Rosemont (IL) company offers information technology and telecommunications leasing to a broad range of customers.. Through its Ventures division, Comdisco provides equipment leasing and other financing and services to venture capital backed companies.

Safe Harbor
The foregoing contains forward-looking statements regarding Comdisco. They reflect the company's current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27(a) of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The words and phrases "expect," "estimate," and "anticipate" and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: adjustments arising in the course of completing the analysis of information with respect to the review of the company's businesses and evaluation of impairment charges; continuing volatility in the equity markets, which can affect the availability of credit and other funding sources to the high technology sector companies in the Ventures portfolio, resulting in the inability of those companies to satisfy their obligations in a timely manner and an increase in bad debt experience beyond current reserves; continued consolidation in the telecommunications industry and curtailment of the growth plans of the remaining companies in that sector, which could result in fewer buyers and reduced prices for available Prism assets, and a further reduction in the proceeds actually received from the sale of those assets compared to prior estimates and an increase in the losses associated with the discontinued operation. Other risk factors are listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-Q for the quarter ended March 31, 2002. Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.


Contacts:

VP Corporate Communications
Mary Moster
(847) 518-5147
mcmoster@comdisco.com

Fred Spar or Jeremy Fielding at Kekst and Company
(212) 521-4800